Exhibit 11
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
                           TITAN PHARMACEUTICALS, INC.
                          (a development stage company)
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

                                                           Three Months Ended                      Six Months Ended
                                                                June 30,                               June 31,
                                                   --------------------------------        --------------------------------
                                                       1995                1996                1995                1996
                                                   ------------        ------------        ------------        ------------
                                                             (unaudited)                          (unaudited)
Net loss                                           $ (3,138,005)       $ (2,685,447)       $ (5,877,940)       $ (6,100,363)

Deemed dividend upon
conversion of preferred stock                                 0                   0                --            (5,431,871)
                                                   ------------        ------------        ------------        ------------
Net loss applicable to
common stock                                         (3,138,005)         (2,685,447)         (5,877,940)        (11,532,234)
                                                   ============        ============        ============        ============

Weighted average shares of
  common stock outstanding                            1,408,519          10,757,940           1,408,519           9,791,050

Shares related to Staff Accounting
 Bulletin topic 4D:
     Stock options and warrants                         897,836                --               897,836                --
                                                   ============        ============        ============        ============
Shares used in computing net loss                     2,306,355          10,757,940           2,306,355           8,824,159
                                                   ============        ============        ============        ============
Net loss per share                                 $      (1.36)       $      (.025)       $      (2.25)       $      (1.18)
                                                   ============        ============        ============        ============

Pro Forma

Net Loss applicable to
 common stock                                      $ (3,138,005)                           $ (5,877,940)
                                                   ============                            ============

Calculation of shares outstanding
  for computing pro forma net loss
  per share:
  Shares used used in computing
  net loss per share                                  2,306,355                               2,306,355
  Adjusted to reflect the effect
    of assumed conversion of
    preferred stock                                   5,215,684                               4,922,183
                                                   ------------                            ------------
Shares used in computing pro
forma loss per share                                  7,522,039                               7,229,183
                                                   ============                            ============
Pro forma net loss per share                       $      (0.42)                           $       (.81)
                                                   ============                            ============
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